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                                                                    EXHIBIT 10.2
                 JOINT MARKETING & PRODUCT DEVELOPMENT AGREEMENT

THIS AGREEMENT is made as of the 20th day of September, 1996, between VIEWSTAR CORPORATION, a California Corporation ("VS"), and DIGITAL SYSTEMS INTERNATIONAL, INC., a Washington corporation ("DSI").

                                    RECITALS

A. DSI has developed and sells sophisticated telephone call and "customer management" hardware and software products and services.

B. VS has developed and sells various workflow automation software products and services.

C. DSI would like to develop a joint marketing relationship with VS to establish a marketing and product development alliance that enables both companies to target the call center as the strategic point of entry for delivering a broader and higher value customer management value proposition.

                                    AGREEMENT

NOW, THEREFORE, the parties agree as follows:

1. JOINT PRODUCT DEVELOPMENT EFFORTS: DSI and VS will immediately begin joint product development in three phases, as follows:

     PHASE 1 will include the integration of DSI's ADAPTS reusable software, the Mosaix system, and the VS system using ADAPTS APIs and VS APIs. Each party, at its own expense, will provide sufficient product development resources to specify and develop a demonstrable prototype (as described below).

     The prototype, IN CONCEPT, SUBJECT TO FURTHER NEGOTIATION AND AGREEMENT BETWEEN THE PARTIES, will take an inbound call and, using the ANI and DNIS of the incoming call, and initiate a workflow. The call initiating the workflow will be directed to a customer service representative (CSR) who is associated with the type of work requested. (In the case of an outbound model, a workflow may be initiated, and the attributes of a customer in a case folder will cause the outbound call to be executed.) The appropriate application will be launched with the proper customer information filled in. Documents will be updated and created. A call transaction record (CTR) becomes a document in the case folder, and the CTR also contains a reference to the case folder. The CSR will then cause a call transfer to a backoffice CSR. The backoffice CSR will receive the call, a screen pop with call history, followed by the case folder, which contains the work to be completed. The work will be completed; the customer interaction will be concluded.

     PHASE 2 will include additional integration of the Mosaix system, ADAPTS, and the VS system using VS's OLE controls. Each party will identify a targeted customer application and provide sufficient product development resources to specify and develop a "proof of concept" application (as described below) (preferrably in a referenceable customer account).

     The application, IN CONCEPT, SUBJECT TO FURTHER NEGOTIATION AND AGREEMENT BETWEEN THE PARTIES, will create callflow specific icons so that a callflow map can be created for performing such functions as data directed routing, call transfer, call conference, agent monitoring. The CTR will become a standard document in the case and capable of being abstracted for use when writing a callflow map. Callflow maps (business rules) will be created and available for use in customer-specific applications. The execution of certain functions (like routing) may still be crudely implemented at the lower levels. An Internet callflow/workflow interaction should be demonstrable at this point, if not demonstrable in Phase 1.

     PHASE 3, IN CONCEPT, SUBJECT TO FURTHER DUE DILIGENCE, NEGOTIATION AND AGREEMENT BETWEEN THE PARTIES,, will include the integration of the DSI Raptor software and the VS software to provide a fully integrated (callflow/workflow) customer management system targeted at small to medium enterprises. The system will support 3-5 "ServiceReady" applications for targeted buyer groups. Each party, at its own expense, will


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provide sufficient product development, product management, and product marketing resources to specify and develop the first release of the integrated customer management system.

     At the conclusion of this phase, the Raptor and VS systems will share the same administration of business rules, roles, skills, resource management, task queuing and management, routes, reporting, and real-time monitoring of CSR states. The system will support the real-time metrics of callflow performance (i.e., service levels) because much more emphasis is placed on real-time performance in callflow systems than workflow only systems. The system will include a skills-based routing application that performs the routing in real-time based on best available skill while maintaining service levels. The implementation will support both "push' and "pull" models, where these can be dynamically changed on a per CSR basis as determined by service level criteria. Reporting will be integrated such that callflow information is available in the same manner as workflow information; that is, using the same metaphors. The system will support inter-ACD transfers where the workflow case is delivered to a remote site and will support collaborative workflow at the desktop.

 2. JOINT MARKETING EFFORTS: DSI and VS agree to immediately execute joint sales and marketing deliverables that include:

 a)  A joint press release -- to be released upon mutual agreement.

 b) A "The Call Center: Your Most Strategic Business Asset for Customer Management" White Paper extolling the higher value proposition of integrated call and work flows in the Mission Perfect Call Center, including the value of automating customer-focused business processes, enabling enterprise customer service, and managing the customer information life cycle.

 c) A PowerPoint presentation that characterizes the call center market opportunity addressed by the two companies combined offerings; that strategically positions the combination of DSI and VS in the broader customer interaction market; and that extols the higher value proposition to customers of integrated call and work flows in the call center.

 d) Formation of a VS/DSI sales, marketing, and consulting services "tiger team."

 e) Identification of the top 100 customer accounts (combined VS and DSI customers) that are highly qualified prospects for a combined product offering.

 f) High-level sales cross-training materials for VS's and DSI's respective sales forces. Time, place, and vehicle of training to be determined.

 g) Detailed sales training materials for DSI/VS tiger team sales force. Time, place, and vehicle of training to be determined.

 h) A channel marketing plan for all channels of distribution, including direct sales, inside telesales, systems integrators, DSI professional services, and the DSI VAR channel.

 i) Conduct joint briefings with Microsoft marketing program managers (e.g., NT, Call Center, and Financial Services program managers) to gain market endorsement and visibility in Microsoft marketing forums -- commencing upon a date to be determined, but in any case after public announcement of the relationship between DSI and VS as contemplated by this Agreement.

 j) Conduct joint briefings with selected financial and industry analysts to gain market endorsement -- commencing upon a date to be determined, but in any case after public announcement of the relationship between DSI and VS as contemplated by this Agreement.

 k)  A detailed sales and marketing plan for 1997.


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3.   RESALE RIGHTS: VS agrees to grant DSI non-exclusive rights to resell VS products and all derivative products of joint product development phases 1-3 through DSI channels in mutually agreed upon markets, geographies, specified distribution partners, and/or to targeted customer lists, upon terms and conditions to be agreed upon in writing.

4    ADDITIONAL OBLIGATIONS:

 a) Each party will present the other in a positive, professional manner. All comments, questions or other references from existing/former customers or current prospects regarding the other's products will be forwarded promptly to the other party's product representative, as referenced below, who shall respond directly to the prospect or customer. The forwarding party shall inform the customer or prospect that the other party's representative will respond directly to such comment, question or reference.

 b) Neither party will represent that (a) it is an agent or representative of the other party or (b) it has the authority to negotiate an agreement in the name of or on behalf of the other party.

 c) Neither party will make any warranties, express or implied, concerning the performance of the other party's product, including its fitness for meeting a particular need of a customer.

 d) Neither party will use the name, logo, trademark or service mark of the other party in connection with the marketing of the other's products without obtaining advance written approval from the other party regarding such use. The request for approval will include the specific copy for which use is proposed.

 e) Each party will inform the other party in a timely manner of any changes or modifications to or new applications for its products.

 f) Neither party may exhibit or demonstrate or otherwise market the other party's product at any trade show without the prior consent and assistance of such other party.

5.   RELATIONSHIP OF THE PARTIES:

 a) DSI and VS will remain independent contractors. No partnership, agency relationship or joint venture is intended or created by this Agreement, and neither party shall have any right to obligate the other in any fashion.

 b) Except as express agreed between the parties, neither party will sell, install, maintain or otherwise support any product of the other. Each party hereby disclaims any and all warranties regarding the operating performance of the other's products.

 c) Each party hereby indemnifies, defends and holds the other harmless from any claims, charges, costs or damages brought or asserted against such other arising out of or relating in any way to the sale, offer for sale, installation, support or use of such party's products.

6. TERM OF AGREEMENT: This Agreement shall commence upon the date of execution by both and remain in force for a period of 2 years, thereafter automatically renewing for successive 1 year periods, unless either party elects to terminate this Agreement by giving the other notice of termination at least 60 days prior to any anniversary of the commencement date. The effective date of termination shall be as of the end of business on the day preceding such anniversary.

     This Agreement may also be terminated by either party in the event a material breach of any of the terms or conditions of this Agreement by the other, effective 90 days after giving notice to the other of such breach, and describing in reasonable detail the facts and circumstances thereof, provided, however, that if such breach is cured within such 90 day period then the notice of termination for breach shall be deemed withdrawn as of the date notice of such cure is given to the non-breaching party.


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7.   NON-DISCLOSURE OF CONFIDENTIAL INFORMATION.

    a) "Confidential Information" as used in this Agreement shall mean any and all information not generally known relating to the business of either party or any third parties with whom they deal, or any material or information supplied by or on behalf of either party, that is disclosed to or known by the other by reason of its dealings with such party as contemplated by this Agreement. Confidential Information includes information about the parties and their subsidiaries and affiliates' products, processes and services including working models, samples, products research, development, inventions, manufacturing, purchasing, accounting, engineering, marketing, merchandising, selling, customer lists, customer prospects, software programs, software codes, specifications, documents, "Know How" and "Show How".

    b) All Confidential Information disclosed to or known by either party in connection with its dealings with the other shall remain the property of the disclosing party and shall be maintained in confidence by the recipient and not disclosed by the recipient to any third party, without the prior written consent of the disclosing party. The recipient shall limit disclosure of the Confidential Information of the disclosing party to those of its employees and agents who require access to such information in order to assist the recipient to determine whether or not it would be interested in further business dealings with the disclosing party. The recipient shall not use and shall not permit any others to use such information in violation of any laws, including securities laws and regulations.

    c) Upon request or upon the completion of the business dealings pursuant to which any item of Confidential Information is disclosed, the recipient thereof shall promptly return to the other all tangible material relating in any manner to any Confidential Information, whether supplied by the disclosing party or created by the recipient.

    d) The provisions hereof shall not apply to those aspects of the the Confidential Information which:

         i. prior to the disclosure thereof by the disclosing party to the recipient, were in the recipient's possession or control or in the public domain; or

         ii. subsequent to the date hereof, shall have been made available to the general public or the disclosing party's competitors by the disclosing party or others having a legal right to do so without obligation to the disclosing party, or independently developed by the disclosing party without reference to or use of the Confidential Information.

8.   GENERAL PROVISIONS:

    a) The validity, construction and performance of this Agreement will be governed by the laws of the state of Washington.

    b) UNDER NO CIRCUMSTANCES WILL EITHER PARTY BE LIABLE FOR SPECIAL, PUNITIVE, INCIDENTAL OR OTHER ECONOMIC CONSEQUENTIAL DAMAGES, INCLUDING WITHOUT LIMITATION LOST PROFITS, OR FOR LOSS OF STORED, TRANSMITTED OF RECORDED DATA, HOWEVER ARISING, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT WILL EITHER BE REPONSIBLE OR LIABLE FOR ANY DAMAGES CAUSES BY THE FAILURE OF THE OTHER PARTY TO PERFORM ITS RESPONSIBILITIES.

    c) Each party understands that the other may have other marketing relationships regarding its products, and that the marketing by either of other products, whether or not competitive to the other's products, shall not be deemed a conflict of interest.

    d) Each party shall bear its own expenses in all performance under this Agreement.

    e) The provisions of this Agreement, its attachments and exhibits constitute the entire agreement between the parties and supersede all prior agreements, oral or written, and all other communications relating to



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           the subject matter hereof. No amendment or modification of any parovision of this Agreement shall be effective unless in a document with refers to this Agreement and is signed by both parties.

IN WITNESS WHEREOF, duly authorized representatives of the parties have executed this Agreement as of the date above first written.

VS:                                        DSI:

VIEWSTAR CORPORATION,                      DIGITAL SYSTEMS INTERNATIONAL, INC.,
 a California Corporation                   a Washington Corporation



By                                         By
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     Its                                       Its
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